Exhibit 10.1

June 30, 2016

Hartman Ashford Crossing, LLC

c/o Kennedy Wilson Austin, Inc., its agent

1880 S. Dairy Ashford, Suite 570

Houston, Texas 77077

Re:	Notice of Early Termination of Lease Agreement for all space occupied by RigNet, Inc. in the building known as Ashford Crossing II located at 1880 S. Dairy Ashford, Houston, Texas

Dear Sirs:

This Notice of Early Termination is being provided to Hartman Ashford Crossing, LLC, a Texas limited liability company, as Landlord and successor in interest to KWI Ashford Westchase Building, LP under that certain lease agreement (the “Lease”) dated June 17, 2003, as amended in eleven (11) separate amendments, and in particular, in accordance with Section 7 of the Tenth Amendment dated December 31, 2014 and Section 6 of the Eleventh Amendment dated February 28, 2015. RigNet, Inc., as Tenant under the Lease provides this notice of the exercise of its option to terminate the Lease effective February 28, 2017.

Payment of the required amount to exercise the early termination option is provided as set forth below (one month’s rent plus the unamortized portion of the leasehold improvements and real estate commissions paid by the Landlord from the proposed date of early termination through the original end of the lease term). The amortization term runs from July 1, 2015 through February 28, 2017 (a total of 20 months of the 38 month lease term expiring August 31, 2018). We have calculated that amount as being $69,120.00 (one month’s rent) plus $72,582.18 (unamortized portion of broker’s commissions paid by Landlord) for a total of $141,702.18, as there are currently no unamortized leasehold improvement costs for any of the space. Although we have just recently submitted our request for payment of the Landlord’s portion of the leasehold improvements, RigNet’s invoice for such improvements has not yet been paid.

Please confirm your receipt of this notice and concurrence with the calculation of the early termination option payment amount as soon as possible after receipt of this notice.

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Sincerely,

/s/ Chip Schneider

Chip Schneider

Chief Financial Officer

Cc:	Steven Pickett, CEO
William D. Sutton, General Counsel

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